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EXHIBIT 3 (a)

                            ARTICLES OF INCORPORATION


                        PENNROCK FINANCIAL SERVICES CORP.


                              Adopted March 5, 1986
                             Amended April 30, 1996


        In compliance with the requirements of Section 204 of the Business Corporation Law, Act of May 5, 1933 (P.L. 364, 15 P.S. Section 1204), as amended, the Articles of Incorporation of PennRock Financial Services Corp. shall read as follows:

ARTICLE 1

        1.      The name of the corporation is PennRock Financial Services Corp.

ARTICLE 2

        2. The location and post office address of the initial registered office of the corporation in this Commonwealth is:

                                1060 Main Street
                                P.O. Box 580
                                Blue Ball, Pennsylvania  17506

ARTICLE 3

        3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose of engaging in and doing any lawful act concerning any and all lawful business for which a corporation may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.

ARTICLE 4

        4.      The term for which the corporation is to exist is perpetual.

ARTICLE  5

        5. The aggregate number of shares which the corporation shall have authority to issue is 20,000,000 shares of Common Stock of Two and 50/100 Dollars ($2.50) par value per share. [As amended, April 30, 1996]

ARTICLE  6

        6. The name and post office address of each incorporator and the number and class of shares subscribed for by such incorporator is as follows:

                                                        Number and
              Name                Address             Class of Shares
         ---------------   ----------------------    -----------------
         Glenn H. Weaver    1060 Main Street          One (1) share of
                            P.O. Box 580              $2.50 par value
                            Blue Ball,                common stock

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                            Pennsylvania  17506

ARTICLE 7

        7. The first director of the corporation shall be Glenn H. Weaver, 1060 Main Street, P.O. Box 580, Blue Ball, Pennsylvania 17506.

ARTICLE 8

        8. The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors.

ARTICLE 9

        9.      (a)     Except as provided in Section (b) of this Article, the
affirmative vote of the holders of eighty-five percent (85%) of the outstanding shares entitled to vote shall be required in order to authorize the following corporate actions:

                        (1) Any merger or consolidation of the corporation or any Subsidiary with or into an Interested Shareholder; or

                        (2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or in a series of transactions) to, with or for the benefit of any Interested Shareholder, of any assets of the corporation or of any Subsidiary having an aggregate fair market value equal to or greater than 5 percent (5%) of consolidated stockholders equity as reported in the most recent year-end financial statements of the corporation; or

                        (3) Any issuance, sale or transfer by the corporation or by any Subsidiary, whether in one transaction or in a series of transactions, of any securities of the corporation or of any Subsidiary to any Interested shareholder in exchange for cash, securities or other consideration having an aggregate fair market value equal to or greater than 5 percent (5%) of consolidated stockholders equity as reported in the most recent year-end financial statements of the corporation; or

                        (4) Any purchase or other acquisition by the corporation or by any Subsidiary, whether in one transaction or in a series of transactions, of any securities of the corporation from an Interested Shareholder in exchange for cash, securities or other consideration having an aggregate fair market value equal to or greater than 5 percent (5%) of consolidated stockholders equity as reported in the most recent year-end financial statements of the corporation; or

                        (5) The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder; or

                        (6) Any reclassification of stock (including any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with or into any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock of the corporation or of any Subsidiary which is directly or indirectly owned by any Interested Shareholder; or

                        (7) any transaction or series of transactions which is similar in purpose, form or effect to any of the foregoing.

                (b) The affirmative vote of the holders of a majority of the outstanding shares entitled to vote shall be required in order to authorize any corporate action described in Section 9(a)

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of this Article, if such corporate action shall have been approved by a majority of the Continuing Directors.

                (c) For purposes of this Article, the following terms shall have the meanings set forth below:

                        (1) "Person" shall mean any individual, firm, corporation or other entity.

                        (2) "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary) which, as of the record date for the determination of shareholders entitled to vote on a proposed corporate action or immediately before the consummation of such corporate action, is the beneficial owner, directly or indirectly, of 5 percent (5%) or more of the outstanding shares of the corporation entitled to vote and any Affiliate or Associate of such person.

                        (3) A person shall be deemed to be a "beneficial owner" of (a) all shares owned, directly or indirectly, by such person and by its Affiliates and Associates, and (b) all shares which such person and its Affiliates and Associates have the right to acquire or to vote pursuant to any agreement, arrangement or understanding or upon the exercise of any conversion right, exchange right, warrant, option or otherwise.

                        (4) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for purposes of the definition of Interested Shareholder set forth in Section (c)(2) of this Article, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

                        (5) "Affiliate" shall mean any person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

                        (6)     "Associate," when used to indicate a
relationship with any person, means (a) any corporation or other organization (other than the corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent (10%) or more of any class of equity security, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such person, or any relative of such spouse.

                        (7) "Continuing Director" shall mean (a) any member of the Board of Directors of the corporation who is unaffiliated with and is not a representative of an Interested Shareholder and who was a member of the Board of Directors prior to the time that any Interested Shareholder became an Interested Shareholder, and (b) any successor of a Continuing Director who is unaffiliated with and is not a representative of an Interested Shareholder and who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then members of the Board of Directors.

                        (d) A majority of the Continuing Directors shall have the power and duty to make factual determinations, on the basis of information known to them after reasonable inquiry, as to all facts relating to the application of this Article, including, without limitation, the following:
(i) whether a person is an Interested Shareholder, (ii) the number of shares owned beneficially by any person, and (iii) whether a person is an Affiliate or Associate of another person. Any such determination made in good faith shall be binding upon and conclusive with respect to all parties.

                        (e) The vote specified in Sections 9(a) and 9(b) of this Article shall be in addition to any vote which may

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otherwise be required by law.

ARTICLE 10

        10.     (a)     For purposes of this Article 10, the term "Acquisition
Proposal" shall mean any action, proposal, plan or attempt by any person, firm, corporation or other entity to: (1) make any tender or exchange offer for any equity security of the corporation, (2) merge or consolidate the corporation or any subsidiary of the corporation with or into another corporation, (3) purchase or otherwise acquire all or substantially all of the assets of the corporation or of any subsidiary of the corporation, or (4) any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

                (b) The Board of Directors, when evaluating an Acquisition Proposal shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the following:

                        (1) The adequacy of the offered consideration, not only in relation to the then current market price of the securities of the corporation, but also in relation to (i) the historical, present and anticipated future operating results and financial position of the corporation, (ii) the value of the corporation in a freely negotiated transaction, and (iii) the prospects and future value of the corporation as an independent entity;

                        (2) The social and economic impact which the Acquisition Proposal, if consummated. would have upon the customers, depositors and employees of the corporation and its subsidiaries and upon the communities which they serve;

                        (3) The reputation and business practices and experience of the offeror and its management and affiliates as they might affect
(i) the business of the corporation and its subsidiaries, (ii) the future value of the securities of the corporation, and (iii) the customers, depositors and employees of the corporation and its subsidiaries and the communities which they serve; and

                        (4) The antitrust and other legal and regulatory issues that might arise by reason of the Acquisition Proposal.

                (c) The Board of Directors may, in its sole discretion, oppose, recommend or remain neutral with respect to an Acquisition Proposal on the basis of its evaluation of what is in the best interests of the corporation and its shareholders.

                (d) In the event that the Board of Directors determines that an Acquisition Proposal is not in the best interests of the corporation and its shareholders and should be opposed, it may take any lawful action for this purpose, including, without limitation, the following:

                        (1) Advising the shareholders of the corporation of it's opposition to the Acquisition Proposal;

                        (2)     Authorizing the initiation of legal proceedings;

                        (3) Authorizing the initiation of opposition proceedings before any regulatory authority having jurisdiction over the Acquisition Proposal;

                        (4) Authorizing the corporation to acquire its own securities;

                        (5) Authorizing the corporation to issue authorized but unissued securities, to sell treasury stock or to grant options with respect thereto; and

                        (6) Soliciting a more favorable offer from a third party.

ARTICLE 11

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        11.     No director of the corporation shall be removed from office by shareholder vote, except as follows:

                (a) With cause, by the affirmative vote of the holders of a majority of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

                (b) Without cause, by the affirmative vote of the holders of not less than eighty-five percent (85%) of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

ARTICLE 12

        12.     (a)     No action required to be taken or which may be taken at
any annual or special meeting of shareholders of the corporation may be taken without a duly called meeting and the power of the shareholders of the corporation to consent in writing to action without a meeting is specifically denied.

                (b) A special meeting of the shareholders of the corporation may be called only by (i) the Chief Executive Officer of the corporation, (ii) the Executive Committee of the Board of Directors, or (iii) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors. Special meetings may not be called by shareholders.

ARTICLE 13

        13. The authority to make, amend, alter, change or repeal the bylaws of the corporation is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of the corporation by the affirmative vote of the holders of not less than eighty-five percent (85%) of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

ARTICLE 14

        14. The Articles of Incorporation of the corporation may not be amended, except as follows:

                (a) Upon the affirmative vote of: (i) a majority of the Continuing Directors (as that term is defined in Section (c)(7) of Article 9),
(ii) a majority of the whole Board of Directors, and (iii) the holders of not less than a majority of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

                (b) Upon the affirmative vote of the holders of not less than eighty-five percent (85%) of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.